Exhibit (a)(5)(S)

Sizmek Announces Successful Completion of Cash Tender Offer for Shares of Rocket Fuel

NEW YORK, New York, REDWOOD CITY, California, September 6, 2017 — Rocket Fuel Inc. (NASDAQ: FUEL) (the “Company” or “Rocket Fuel”) and Sizmek Inc. (“Sizmek” or “Parent”) today announced the successful completion of the tender offer (the “Offer”) by Fuel Acquisition Co. (“Merger Sub”), a wholly owned subsidiary of Sizmek and an affiliate of Vector Capital (“Vector”), for all of the outstanding shares of common stock of the Company at a price of $2.60 per share, payable net to the sellers thereof in cash, without interest, subject to any deduction or withholding of taxes required by applicable laws.

The Offer expired at 12:00 midnight, New York City time, at the end of September 5, 2017, and a total of 33,361,649 shares were tendered into and not withdrawn from the Offer (not including 2,437,573 shares tendered pursuant to notices of guaranteed delivery), representing approximately 71% of Rocket Fuel’s outstanding shares. The condition to the Offer that at least a majority of the outstanding shares of Rocket Fuel’s common stock be validly tendered and not validly withdrawn prior to the expiration of the Offer was satisfied, and, accordingly, all shares that were validly tendered and not validly withdrawn were accepted for payment and Parent is promptly paying for all such tendered shares in accordance with the terms of the Offer.

As a result of its acceptance of the shares tendered in the Offer, Sizmek has acquired a sufficient number of shares of Rocket Fuel’s common stock to close the merger of Merger Sub with and into Rocket Fuel without the affirmative vote of Rocket Fuel’s other stockholders pursuant to Section 251(h) of the Delaware General Corporation Law. The merger is expected to be completed today.

Upon completion of the merger Rocket Fuel will become a wholly owned subsidiary of Sizmek. In the merger, each share of common stock of Rocket Fuel that was not validly tendered in the Offer (other than shares owned by Parent, Merger Sub or Rocket Fuel (as treasury stock), any subsidiary of Parent or Rocket Fuel, or by any stockholder of Rocket Fuel who or which is entitled to and properly demands and perfects appraisal of such shares pursuant to, and complies in all respects with, the applicable provisions of Delaware law) will be cancelled and converted into the right to receive the same $2.60 per share in cash, without interest, that was paid in the Offer. In addition, the parties anticipate that the common stock of Rocket Fuel will cease to be traded on the Nasdaq at the close of market on September 6, 2017, following completion of the merger, unless the merger is completed prior to the Nasdaq opening on September 6, 2017, in which case the stock will not trade on that day.

About Rocket Fuel

Rocket Fuel Inc. is a predictive marketing software company that uses artificial intelligence to empower agencies and marketers to anticipate people’s need for products and services. Headquartered in Redwood City, Calif., Rocket Fuel has more than 20 offices worldwide and trades on the NASDAQ Global Select Market under the ticker symbol “FUEL.” Rocket Fuel, the Rocket Fuel logo, Moment Scoring, Advertising That Learns and Marketing That Learns are trademarks or registered trademarks of Rocket Fuel Inc. in the United States and other countries.

About Sizmek

Sizmek is the largest independent buy-side advertising platform that creates impressions that inspire. In the digital world, creating impressions that inspire is vital to building meaningful, long-lasting relationships with your customers. Sizmek provides powerful, integrated solutions that enable data, creative, and media to work together for optimal campaign performance across the entire customer journey. Our AI-driven decisioning engine can identify robust insights within data across the five key dimensions of predictive marketing—campaigns, consumers, context, creative, and cost. We bring all the elements of our clients’ media plans together in one place to gain better understanding for more meaningful relationships, make every moment of interaction matter, and drive more value across the entire plan. Sizmek operates its platform in more than 70 countries, with local offices in many countries providing award-winning service throughout the Americas, EMEA, and APAC, and connecting more than 20,000 advertisers and 3,600 agencies to audiences around the world.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements. When used in this press release, the words “can,” “will,” “believes,” “intends,” “expects,” “is expected,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Such statements are based on a number of assumptions that could ultimately prove inaccurate, and are subject to a number of risks. Sizmek does not assume any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, unless required by law.